United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 23, 2008	000-31267
Date of Report (Date of earliest event reported)	Commission File Number

IWT TESORO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	91-2048019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 Post Road West, Suite 10, Westport, CT  06880

(Address of Principal Executive Offices) (Zip Code)

(203) 271-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4(  c))

Item 1.03 Bankruptcy or Receivership.

On January 23, 2008, the United States Bankruptcy Court, Southern District of New York signed an Order Authorizing and Approving Sale of Substantially all of the Debtors’ Assets and Assumption and Assignment of Certain Non-Residential Real Property Leases and Executory Contracts, Free and Clear of Liens, Claims, and Encumbrances, Subject to the Terms of the Asset Purchase Agreement and Granting Related Relief.   The Debtors include IWT Tesoro Corporation and its wholly-owned subsidiaries, International Wholesale Tile, Inc., and American Gres, Inc. (Case Nos. 07-12841, 07-12845, and 07-12848, respectively).  On January 28, 2008, the assets are to be sold to an independent third party.

Item 5.02 Departure of Directors or Principal Officers.

On January 24, 2008, IWT Tesoro Corporation received letters of resignation from seven of its eight directors, informing the Board that each was resigning as a Board member, a committee member, as applicable, and an executive officer, as applicable  Four of the directors were deemed “independent directors” and four of the directors were “inside” directors.  The resignations are effective the latter of (1) January 25, 2008, and (i) the sale of substantially all of the Company’s assets pursuant to Section 363(b) of the Bankruptcy Code.

The names of the independent directors and their respective committees for which each is resigning are as follows:  (1) Joseph A. Equale, Chair of the Audit Committee, (2) James R. Edwards, Chair of Tesoro’s Executive Compensation Committee, (3) Robert B. Rogers, a member of the Audit Committee, and (4) Allen B. Rosenberg, member of Tesoro’s Executive Compensation Committee and its Nominating Committee.

The names of the inside directors, who are also each resigning as a Senior Vice President of Tesoro are (1) Paul F. Boucher, (2) Forrest Jordan, and (3) Grey Perna,

Each of the directors who resigned stated that his respective resignation was not because of any disagreement with the Board, but because substantially all of Tesoro’s assets are to be sold.

Item 9.01 Exhibits

99.1         Order entered by the United States Bankruptcy Court dated January 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2008	IWT TESORO CORPORATION

/s/ Henry J. Boucher, Jr., President
By: Henry J. Boucher, Jr., President